UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

February 14, 2013

Date of Report (date of earliest event reported)

THE PNC FINANCIAL SERVICES GROUP, INC.

(exact name of registrant as specified in its charter)

Pennsylvania	001-09718	25-1435979
(state or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification Number)

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

(Address of principal executive offices, including zip code)

(412) 762-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

5.02(b), 5.02(c) and 5.02 (d).

On February 14, 2013, The PNC Financial Services Group, Inc. (PNC) Board of Directors elected President William S. Demchak as a director and announced that he will succeed Chairman James E. Rohr as chief executive officer. Mr. Rohr intends to step down as chief executive officer effective at the 2013 Annual Meeting of Shareholders on April 23, 2013 and assume the new position of executive chairman at that time. Mr. Rohr intends to serve as executive chairman for one year. Mr. Rohr, who is 64 years old, has been employed by PNC since 1972 and has been chief executive officer since May 2000 and chairman since May 2001.

PNC expects Mr. Demchak to become president and chief executive officer effective at the Annual Meeting of Shareholders on April 23, 2013. Mr. Demchak, who is 50 years old, joined PNC in 2002 as chief financial officer. In 2005, he became head of Corporate & Institutional Banking. He was promoted to senior vice chairman in 2009 and named head of all PNC businesses in 2010. He was elected PNC president in April 2012. Prior to joining PNC, Mr. Demchak served as head of Structured Finance and Credit Portfolio for JPMorgan Chase & Co. Mr. Demchak is a director of BlackRock, Inc.

The Board reached its decision that Mr. Demchak should serve as a director based on consideration of his experience and qualifications. The Board continues to believe that the CEO of PNC should also serve as a director. In light of the announcement that Mr. Demchak will assume the office of chief executive officer effective on April 23, 2013, the Board decided that it should act to appoint Mr. Demchak as a director effective at the time of the announcement. Mr. Demchak’s responsibilities for oversight of all PNC’s businesses since 2010 and as head of Corporate & Institutional Banking since 2005 provide him with insight into PNC’s operations, and will assist the Board in its oversight of the company.

5.02(e).

On February 14, 2013, the Personnel and Compensation Committee (Committee) of our Board of Directors, following a discussion with all of our Board’s independent directors, approved compensation decisions for our named executive officers. In accordance with SEC regulations, the references in this Form 8-K to “named executive officers” include the following five executive officers named in the proxy statement we filed in connection with our annual meeting of shareholders held on April 24, 2012:

James E. Rohr	Chairman and Chief Executive Officer
William S. Demchak	President
Joseph C. Guyaux	Senior Vice Chairman
Richard J. Johnson	Executive Vice President and Chief Financial Officer
E. William Parsley III	Executive Vice President, Treasurer and Chief Investment Officer

Incentive Compensation Awards

Annual Incentive Awards

The Committee had previously approved the eligibility of certain officers to receive annual incentive awards for 2012 performance under our shareholder-approved 1996 Executive Incentive Award Plan (1996 Plan). At a meeting held on February 29, 2012, the Committee designated James E. Rohr, our Chairman and Chief Executive Officer, and our three most highly compensated named executive officers (other than our principal executive and principal financial officers) as eligible plan participants for 2012. The Committee also approved the eligibility of certain officers not covered by the 1996 Plan to receive annual incentive awards for 2012 performance.

Under the 1996 Plan, the maximum amount that each of the plan participants is eligible to receive is 0.2% of “Incentive Income” for 2012, defined as our consolidated net income, with certain adjustments. Once the year ends, the Committee decides whether to make a downward adjustment from the maximum annual incentive award amount for each plan participant, taking into account the same types of performance factors it uses in deciding annual incentive awards for the other executive officers who are not participating in the 1996 Plan. For each executive officer, the Committee establishes a target annual incentive amount. The incentive amount paid is based on a formula applied to the target amount, subject to Committee discretion to adjust the award amount determined by the formula, and, the case of 1996 Plan participants, subject to the Plan maximum.

The Committee determined annual incentive awards for our named executive officers based on the process and factors described above and provided that the awards would be paid all in cash for each of Mr. Demchak, Mr. Guyaux, Mr. Johnson and Mr. Parsley. For Mr. Rohr, the Committee awarded the annual incentive related to 2012 performance in the form of a restricted stock award of 31,313 shares based on the closing PNC common stock price on February 14, 2013, the date of the award, of $63.870. The award has no service requirement, but is subject to transfer and other restrictions that expire on the respective first, second and third anniversaries of the date of the award. One other executive officer also received his annual incentive award in the form of a restricted stock award.

Long-Term Incentive Awards

The Committee approved grants under two long-term incentive compensation programs for our named executive officers, each of which is similar to the form of grants made in the respective 2012 program with key changes as described below. The grants described below were all made under PNC’s shareholder-approved 2006 Incentive Award Plan.

Incentive Performance Units (2013-2015 Performance Period). The Committee again granted incentive performance unit award opportunities, representing an opportunity to receive, after completion of a three-year performance period (2013–2015), an award payout in shares of PNC common stock, or a combination of stock and cash, to certain of our senior officers, including grants to all of our named executive officers. The target incentive performance units granted to the named executive officers are as follows (in target units): James E. Rohr (34,664); William S. Demchak (30,247); Joseph C. Guyaux (12,567); Richard J. Johnson (11,771); and E. William Parsley, III (9,352).

For the 2013 grants, the maximum amount of the award payout is determined by measuring PNC’s corporate performance annually with respect to two performance metrics, which are calculated in the form of a percentage. The resulting percentages are then averaged and may be subject to a potential annual downside adjustment based on two risk metrics. These four metrics will collectively generate an annual overall percentage. The final maximum payout for each executive is determined by averaging the three annual percentages to generate an overall performance factor and then multiplying the resulting performance factor by the number of target units. The Committee retains the discretion to adjust downward but not upward the final payout determined through this formula. The four metrics are described below.

Corporate performance—EPS growth. The first corporate performance metric is PNC earnings per share growth, with specified adjustments (EPS growth), relative to EPS growth of PNC peers, in each case for each performance year compared to the prior year. The resulting percentages range on a sliding scale from 125% if PNC is one of the top four in its thirteen member peer group to 0% if PNC is one of the bottom two in its peer group, with target (100%) being the midpoint of the peer group.

Corporate performance—ROCE compared to cost of common equity. The second corporate performance metric is PNC’s return on common equity, with specified adjustments (ROCE), as compared to a specified cost of common equity hurdle that the Committee establishes each year for that performance year, such that the metric measures PNC’s level of ROCE achievement compared to this base. The percentages here also range on a sliding scale from 125% (for ROCE as a percentage of the hurdle of 110% or higher) to 0% (for ROCE as a percentage of the hurdle of 50% or lower), with target (100%) being ROCE as a percentage of the hurdle of 105%.

Risk—ROEC compared to cost of capital. The first risk metric relates to PNC’s return on economic capital, with specified adjustments (ROEC), as compared to a cost of capital hurdle determined for the given performance year by the Committee.

If PNC’s ROEC equals or exceeds the hurdle for a performance year, there need not be any adjustment in respect of this metric for that year. If, however, PNC’s ROEC is less than the cost of capital hurdle level for the given year, the Committee will conduct a review to consider and determine if a downward adjustment of the percentage determined by averaging the two corporate performance metrics is warranted as a result of this risk performance metric. If so, the Committee will determine the size of the adjustment, using a sliding scale and other principles as guidelines, together with Committee discretion, for this metric with respect to that year. Any such adjustment may only be downward. It is possible that this adjustment could result in the annual percentage with respect to the performance year in question used in the calculation of the final payout being 0%.

Risk—Tier 1 risk based capital. The second risk metric looks at whether or not PNC meets or exceeds the Tier 1 risk-based capital ratio required for well-capitalized institutions as established by PNC’s primary Federal bank holding company regulator as of year-end for a given performance year. If PNC meets or exceeds that capital level, there is no adjustment under this metric. If PNC fails to do so, then the annual percentage with respect to the performance year in question used in the calculation of the final payout is 0%, without regard to performance with respect to the two corporate performance metrics or the other risk metric. Unlike the ROEC-based risk metric, this metric operates formulaically without Committee discretion, although both metrics can only decrease the annual percentage, not increase it.

The application of these four metrics will result in an annual percentage ranging from 0% to 125%, with the final overall performance factor also ranging from 0% to 125%. Following completion of the three year performance period, the Committee will review the resulting performance factor and determine whether or not to apply any further downward adjustments in making its final award determinations. The full award may also be cancelled if the Committee determines that the totality of results over the entire performance period adversely impacts the safety and soundness of PNC. The final awards will also be subject to the other conditions of the award including specified employment service criteria and limitations.

The 2013 Incentive Performance Units will accrue cash dividend equivalents during the overall performance period. These accrued dividend equivalents will be adjusted by the same overall percentage as the target incentive performance share units at the time of payout and will then be paid in cash.

In the event of a change of control of PNC, the award Agreement provides a formula for the calculation, form and timing of payment of a final award. The award Agreement also provides for the maximum payout and timing of an award in the event of death.

Performance-Based Restricted Share Units. The Committee also granted performance-based restricted share units to certain of our senior officers, including grants to all of our named executive officers. The target performance-based restricted share units granted to the following named executive officers for 2013 are as follows (in target units): James E. Rohr (34,664); William S. Demchak (30,247); Joseph C. Guyaux (12,567); Richard J. Johnson (11,771); and E. William Parsley, III (9,352).

These grants are an opportunity to receive award payouts in stock in four equal annual installments provided that service requirements for each installment of the award are met and the other conditions of the award are satisfied. In addition, the maximum payout size of each tranche is determined by one annual corporate performance metric, subject to downward adjustment for two risk metrics.

Corporate performance—TSR. The maximum annual payout amount will be determined by adjusting the target number of share units in the tranche vesting each year upward or downward within a range of 75% to 125% based on PNC’s one-year total shareholder return (TSR) for the year preceding the vesting of the tranche in question.

Risk—ROEC compared to cost of capital. This is the same ROEC-related risk metric as is used in the incentive performance units as described above. If Committee review is undertaken based on performance on this metric, the Committee will determine, in its discretion, whether or not to apply a downward adjustment for risk performance and, if so, the size of that downward adjustment. Any such adjustment may only be downward. It is possible that this adjustment could result in the payout for the tranche in question being 0% of the amount otherwise determined in accordance with the application of the corporate performance metric.

Risk—Tier 1 risk based capital. This is the same Tier 1-related risk metric as is used in the incentive performance units as described above. If PNC meets or exceeds that capital level, there is no adjustment under this metric. If PNC fails to do so, then there will be no payout for that tranche without regard to performance with respect to the corporate performance metric or the other risk metric. As is the case with the use of this metric with respect to the incentive performance units, this metric operates formulaically without Committee discretion.

The 2013 performance-based restricted share units will also accrue cash dividend equivalents. The accrued dividend equivalents with respect to a tranche of share units pay out in cash at the same time and are adjusted by the same payout percentage as the share units to which they relate.

The grants also include provisions for calculating a final award upon a change of control or in the event of death.

ALM Performance Units. Mr. Parsley was also granted 46,970 target ALM performance units with a three-year performance period (2013–2015), the terms of which remain consistent with the terms that we previously disclosed as part of our 2012 compensation program.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 21, 2013	The PNC Financial Services Group, Inc.

	By:	/s/ Gregory H. Kozich
		Name:	Gregory H. Kozich
		Title:	Senior Vice President and Controller